EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-12365, 333-145916 and 333-166846) on Form S-8 of Seneca Foods Corporation with respect to our report dated June 13, 2023 (except for the effect of the restatement disclosed in Notes 2 and 5, as to which the date is July 31, 2023), relating to the consolidated financial statements and our report dated June 13, 2023 (except for the material weakness discussed in Management's Annual Report on Internal Control over Financial Reporting, as to which the date is July 31, 2023) with respect to internal control over financial reporting, which are included in this Form 10-K/A of Seneca Foods Corporation. We also consent to the incorporation by reference of our report dated June 13, 2023 (except for the March 31, 2023 income tax valuation allowance as to which the date is July 31, 2023) relating to the consolidated financial statement schedule, which appears in this Form 10-K/A.

/s/ Plante Moran, P.C.

Southfield, Michigan

July 31, 2023